Exhibit (j)

Consent of Independent Registered Public Accounting Firm

The Shareholders and Board of Directors/Trustees of Hennessy Mutual Funds, Inc., Hennessy Funds, Inc., Hennessy Funds Trust, and Hennessy SPARX Funds Trust:

We consent to the use of our report dated December 28, 2012 for Hennessy Cornerstone Growth Fund, Hennessy Cornerstone Mid Cap 30 Fund, Hennessy Cornerstone Large Growth Fund, Hennessy Cornerstone Value Fund, Hennessy Large Value Fund, Hennessy Total Return Fund, Hennessy Balanced Fund, Hennessy Japan Fund and Hennessy Japan Small Cap Fund, incorporated by reference herein, and to the references to our Firm under the headings “Financial Highlights” in the Prospectus and “Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/KPMG LLP

Milwaukee, Wisconsin
February 28, 2013